EXHIBIT 35.2

SERVICER COMPLIANCE STATEMENT
Banc of America Card Servicing Corporation
BA Credit Card Trust

The undersigned, a duly authorized officer of Banc of America Card Servicing Corporation (“BACSC”), as Subservicer (the “Subservicer”) pursuant to the Amended and Restated Delegation of Servicing Agreement dated as of October 20, 2006 (the “Agreement”) by and between FIA Card Services, National Association and BACSC, does hereby certify that:

1.	BACSC is Subservicer under the Agreement.

2.
A review of the Subservicer’s activities during the period from and including July 1, 2009 through and including June 30, 2010 and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, BACSC has fulfilled all of its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of September 2010.

By:      /s/ Scott McCarthy
Name:  Scott McCarthy
Title:  Managing Director